EXHIBIT 99.5

PROXY CARD FOR THE MEETING OF SHAREHOLDERS

OF

DATA JUNCTION CORPORATION

Name:	Shares:

KNOW ALL MEN BY THESE PRESENTS, that I am the owner of the above listed shares of Data Junction Corporation.

This proxy is solicited on behalf of Data Junction Corporation (“DJC”) for use only at the Meeting of Shareholders (the “Shareholder Meeting”) to be held at DJC’s offices located at 5555 North Lamar Boulevard, building J-125, Austin, Texas on the              day of             , 2003 at             , Central Daylight Savings Time, and at any adjournments, postponements or rescheduling thereof.

The undersigned shareholder of DJC hereby appoints Michael Hoskins, Darrell Blandford and Gregory Grosh, each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Shareholder Meeting and at any adjournments, postponements or rescheduling thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

Receipt of the proxy statement furnished by DJC in connection with the Shareholder Meeting is hereby acknowledged.

This proxy, when properly executed, will cause your shares to be voted as you direct.

IF YOU RETURN THIS PROXY, PROPERLY EXECUTED, WITHOUT SPECIFYING A CHOICE, YOUR SHARES WILL BE VOTED FOR THE MERGER OF DJC WITH PERVASIVE SOFTWARE, INC. AND FOR GRANTING DISCRETIONARY AUTHORITY TO THE PROXY HOLDERS.

DJC RECOMMENDS A VOTE ☒ “FOR” THE MERGER OF DJC WITH PERVASIVE SOFTWARE, INC. AND ADOPTION OF THE MERGER AGREEMENT.

1.	To approve the proposed merger of Data Junction Corporation, a Texas corporation with and into a newly-formed, wholly-owned subsidiary of Pervasive, Ramal Acquisition Corp., a Delaware corporation as contemplated by the Merger Agreement, dated August 8, 2003, by and among Pervasive, Data Junction, Ramal Acquisition Corp., Michael E. Hoskins, The Hoskins 2003 Charitable Remainder Unitrust with Makeup, Darrell G. Blandford, The Blandford 2003 Charitable Remainder Unitrust with Makup, Gregory E. Grosh, The Gregory E. Grosh Charitable Remainder Unitrust (Gregory E. Grosh Trustee), Ron S. Dougherty, and Computershare Trust Company, Inc., as escrow agent. In connection with the merger, Pervasive will pay up to $22,100,000 in cash and will issue up to 5,000,000 shares of common stock in exchange for all of the outstanding capital stock of Data Junction, and Ramal Acquisition Corp. will continue as the surviving corporation and a wholly-owned subsidiary of Pervasive.

☐ FOR the Proposal	☐ AGAINST the Proposal

2.	To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

☐ FOR the Proposal	☐ AGAINST the Proposal

In their discretion, the proxies are authorized to vote upon such other business as may properly be presented at the Stockholder Meeting and at any adjournments, postponements or rescheduling thereof, that is unknown to DJC and its representatives a reasonable time before the commencement of the solicitation of proxies by DJC.

Date:	, 2003

Signature*

Additional Signature (if held jointly)

Title

*    Please sign exactly as your name appears on your DJC stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. The signer hereby revokes all proxies previously given by the signer to vote at the Shareholder Meeting, and any adjournments, postponements or rescheduling thereof.